EXHIBIT 99.1

Strong Fourth Quarter Drives Profitable 2010 Fiscal Year at Hooker Furniture

MARTINSVILLE, Va., April 13, 2010 (GLOBE NEWSWIRE) -- Hooker Furniture (Nasdaq:HOFT) today reported net sales of $203.3 million and a net income of $3.0 million, or $0.28 per share, for its fifty-two week fiscal year ending January 31, 2010.

Net sales for 2010 decreased $57.8 million or 22.1% compared to $261.2 million for fiscal 2009. Net income for 2010 decreased $3.9 million, or 56.5%, compared to net income of $6.9 million, or $0.62 per share, for the 2009 fiscal period. Lower sales were driven by continued weak demand at retail and lower profits were driven by reduced sales, operating inefficiencies and $1.3 million in pretax intangible asset impairment charges ($794,000 after tax, or $0.07 per share) recorded in the 2010 period related to the write-down of the Bradington-Young and Opus Designs trade names.

Net sales for the fiscal 2010 fourth quarter decreased $3.8 million to $52.7 million, or 6.7% compared to net sales of $56.5 million recorded in the fiscal 2009 fourth quarter.

The Company reported net income of $3.0 million or $0.28 per share for the fiscal fourth quarter. Profitability was impacted by lower net sales compared to the same period a year ago, and $661,000 in intangible asset impairment charges ($412,000 after tax, or $0.04 per share) recorded during the quarter related to the write-down of the Opus Designs trade name.

"Given the inconsistent demand at retail, we're pleased that we were able to post a respectable profit in the fourth quarter and that sales seem to have stabilized," said Paul B. Toms Jr., chairman, chief executive officer and president. "Our upholstery division is leading the way on top line performance. Consistent with overall industry trends, our upholstery shipments have rebounded earlier and stronger than wood furniture shipments. Profitability has been positively impacted by reductions made in our cost structure, improved work schedules and capacity utilization in our upholstery division and lower warehousing and distribution expenses." Toms pointed out that wood furniture incoming order rates are trending slightly better than shipments. "We're seeing delivery times lengthen somewhat from most of our largest suppliers," he said. "We are addressing the situation by adjusting orders and working with our Asian staff and those suppliers to bring lead times down."

For the fiscal 2010 year, gross profit declined $11.9 million to $48.4 million, compared to $60.3 million in the same period a year ago. However, as a percent of sales, gross profit margin increased to 23.8% compared to 23.1% of net sales in fiscal 2009. For the fiscal 2010 fourth quarter, gross profit increased in both absolute terms and as a percentage of net sales to $14.8 million or 28.1% of net sales as compared to $13.7 million or 24.3% of net sales in the prior year period. The gross profit increases in both the 2010 annual and quarterly periods were mainly due to lower freight costs on imported wood and metal furniture. "Other factors contributing to improved gross profit included a price increase that affected the entire year, and positive LIFO adjustments in the fourth quarter," Toms said. He added that "greater manufacturing efficiencies in our upholstery division due to fuller work schedules also had a positive impact on profitability. Both Bradington-Young and Sam Moore increased shipments in the fourth quarter compared to the prior year, enabling them to trim operating losses. With the improved volume and capacity utilization, upholstery performance  is trending in the right direction."

Selling and administrative expenses decreased by $4.0 million to $42.0 million or 20.6% of net sales, in the 2010 annual period and decreased $772,000 to $9.6 million, or 18.3% of net sales, in the 2010 fourth quarter. In comparison, selling and administrative expenses were $46.0 million, or 17.6% of net sales, in the 2009 annual period and $10.4 million or 18.4% of net sales in the 2009 fourth quarter. The decrease in selling and administrative expenses was due primarily to lower selling expenses on lower sales volume, lower compensation, benefits and other expenses as a result of an approximately $700,000 favorable adjustment to our worker's compensation accrual due to the exit from our captive insurance arrangement, workforce reductions implemented during fiscal 2009, and other actions to curtail spending in reaction to lower sales volume.

Operating income decreased in the fiscal 2010 year, primarily due to lower net sales and higher discounting. For fiscal 2010, the Company reported operating income of $5.2 million or 2.6% of net sales, a decline of $5.1 million from $10.3 million or 4.0% of net sales in fiscal 2009.   The Company reported operating income of $4.5 million, or 8.6% in the 2010 fiscal fourth quarter as compared to an operating loss of $1.4 million, or -2.5% of net sales in comparable prior year period.

Excluding the effects of intangible asset impairment and restructuring charges, operating income increased in the 2010 fiscal fourth quarter to 9.8% of net sales as compared to 6.0% of net sales in the comparable prior year period.

For the 2010 year, operating income decreased to 3.2% of net sales as compared to 5.5% of net sales in the comparable prior year period, excluding the impairment and restructuring charges. The following table reconciles operating income as a percentage of net sales ("operating margin") to operating margin excluding these special items ("restructuring and special charges") as a percentage of net sales for each period:

	Thirteen	Thirteen	Fifty-Two	Fifty-Two
	Weeks	Weeks	Weeks	Weeks
	Ended	Ended	Ended	Ended
	January 31,	February 1,	January 31,	February 1,
	2010	2009	2010	2009
Operating margin, including restructuring and special charges	8.6%	(2.5)%	2.6%	4.0%
Intangible asset impairment charges	1.2	8.7	0.6	1.9
Restructuring (credits) charges	--	(0.2)	--	(0.4)
Operating margin, excluding restructuring and special charges	9.8%	6.0%	3.2%	5.5%

Cash, Inventory and Debt Levels

Cash and cash equivalents increased by $26.2 million to $38.0 million as of January 31, 2010 from $11.8 million on February 1, 2009 due principally to inventory reductions in response to reduced incoming orders and shipments.

Compared to the end of fiscal 2009, inventories declined 40.0% to $36.2 million as of January 31, 2010.   However, inventories increased $2.6 million from the third quarter to the fourth quarter. "We have started to grow inventories again, though still slightly less than planned," Toms said. "Our service levels are still manageable, and we are focusing on continuing to improve deliveries as we adjust order rates and work toward shorter lead times from our suppliers."

The Company had no long-term debt at January 31, 2010 and had $13.1 million available on its revolving line of credit at year- end.

Business Outlook

"Although orders picked up in late summer and early fall, most retailers we talk with report continued sporadic traffic and sales," Toms said. "The uptick in orders last fall was as much a function of retailers restocking lean inventories as it was increased demand, because consumers have not returned to retail stores in large numbers or gone back to historical spending patterns. While we are seeing positive economic indicators such as the stabilization of home values and improving trends in employment and the stock market, we expect that large ticket deferrable purchases like furniture will be the last to benefit from an improved economy. Internally, the reductions in our cost structure and our variable cost business model in wood furniture continue to serve us well. To maximize our success, we know we must grow sales on the wood side as we have begun to do in upholstery. We have specific strategies already underway to do just that and are encouraged by early results, especially in light of economic conditions. One bright spot has been the new Envision product line catering to the needs of a younger consumer, which contributed $9 million in overall sales in just three quarters last year. Now that the Envision products are established at retail, we believe Envision will have a significant impact on our ability to grow revenues. We continue to enjoy a strong balance sheet, and are beginning to generate cash from operations. Our strong capital position is enabling us to invest in the people, systems, inventory and product line extensions we need to grow profitably in the short and long term."

Dividends

At its April 13, 2010 meeting, our board of directors declared a quarterly cash dividend of $0.10 per share, payable on May 28, 2010 to shareholders of record at May 14, 2010.

Announcements

In late January 2010, Hooker Furniture announced that Art Raymond, a well-known consultant to the furniture and wood products industries for 40 years, had joined the company in the position of senior vice president of operations. Responsible for all wood furniture corporate operations including forecasting, supply chain management, warehousing and distribution, product quality, process improvement and customer service, Raymond brings extensive international experience in the home as well as contract furniture sectors.

Conference Call Details

Hooker Furniture will present its fiscal 2010 fourth quarter and annual results via teleconference and live internet web cast on Wednesday morning, April 14th,  2010 at 9:00 AM Eastern Time.  The dial-in number for domestic callers is 877-665-2466, and 678-894-3031 is the number for international callers. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2008 shipments to U.S. retailers, Hooker Furniture Corporation is an 85-year old residential wood, metal and upholstered furniture resource. Major wood furniture product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand, and sold at moderate price points under the Envision Lifestyle Collections by Hooker Furniture brand. Youth bedroom furniture is sold under the Opus Designs by Hooker Furniture brand. Hooker's residential upholstered seating companies include Cherryville, N.C.-based Bradington-Young LLC, a specialist in upscale motion and stationary leather furniture, and Bedford, Va.-based Sam Moore Furniture LLC, a specialist in upscale occasional chairs with an emphasis on cover-to-frame customization. Please visit our websites at www.hookerfurniture.com, www.envisionfurniture.com, www.bradington-young.com, www.sammoore.com and www.opusdesigns.com.

The Hooker Furniture Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4305

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: current economic conditions and instability in the financial and credit markets including their potential impact on the Company's (i) sales and operating costs and access to financing and, (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their business; general economic or business conditions, both domestically and internationally; price competition in the furniture industry; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company's imported products; the cyclical nature of the furniture industry which is particularly sensitive to changes in consumer confidence, the amount of consumers' income available for discretionary purchases and the availability and terms of consumer credit; risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; supply, transportation and distribution disruptions, particularly those affecting imported products; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices of key raw materials, transportation and warehousing costs, domestic labor costs and environmental compliance and remediation costs; the Company's ability to successfully implement its business plans; achieving and managing growth and change, and the risks associated with acquisitions, restructurings, strategic alliances and international operations; risks associated with distribution through retailers, such as non-binding dealership arrangements; capital requirements and costs; competition from non-traditional outlets, such as catalogs, internet and home improvement centers; changes in consumer preferences, including increased demand for lower quality, lower priced furniture due to declines in consumer confidence and/or discretionary income available for furniture purchases and the availability of consumer credit; and higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective products. Any forward looking statement that the Company makes speaks only as of the date of that statement, and the Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	January 31,	February 1,	January 31,	February 1,
	2010	2009	2010	2009

Net sales	$52,701	$56,511	$203,347	$261,162

Cost of sales	37,884	42,767	154,931	200,878

Gross profit	14,817	13,744	48,416	60,284

Selling and administrative expenses	9,627	10,400	41,956	45,980

Asset impairment and restructuring charge	661 (a)	4,782 (b)	1,274 (c)	3,963 (d)

Operating income (loss)	4,529	(1,438)	5,186	10,341

Other income (expense), net	23	(68)	(99)	323

Income (loss) before income taxes	4,552	(1,506)	5,087	10,664

Income tax expense (benefit)	1,582	(787)	2,079	3,754

Net income (loss)	$2,970	$(719)	$3,008	$6,910

Earnings per share:
Basic	$0.28	$(0.07)	$0.28	$0.62
Diluted	$0.28	$(0.07)	$0.28	$0.62

Weighted average shares outstanding:
Basic	10,754	10,749	10,753	11,060
Diluted	10,763	10,756	10,760	11,066

(a) During the 2010 fourth quarter, the Company recorded asset impairment charges of $412,000 ($661,000, pretax) or $0.04 per share on our Opus Designs trade name.

(b) During the 2009 fourth quarter, in connection with its annual asset impairment testing, the Company wrote off the $3.8 million in goodwill related to its acquisitions of Bradington-Young and Opus Designs Youth Bedroom. In addition, the Company recorded a $1.1 million impairment charge to write down the value of its Bradington-Young trade name. Also the Company recorded a restructuring credit of $132,000 ($82,000 after tax, or $0.01 per share) for previously accrued health care benefits for the Martinsville, Va. and Roanoke, Va. facilities which are not expected to be paid.

(c) In 2010, based on our impairment assessments of goodwill and other intangible assets, we recorded asset impairment charges of $412,000 ($661,000, pretax) or $0.04 per share on our Opus Designs trade name and $382,000 ($613,000, pretax) or $0.04 per share on our Bradington-Young trade name.

(d) In fiscal 2009, we recorded asset impairment charges of $2.5 million ($3.8 million, pretax), or $0.22 per share, rimarily related to the write-off of goodwill resulting from the acquisition of Opus Designs in 2007 and of Bradington-Young in 2003, and $685,000 ($1.1 million pretax) or $0.06 per share to write down the Bradington-Young trade name. Also in fiscal 2009 we recorded after tax credits of $592,000 ($951,000 pretax), or $0.05 per share related to previously accrued employee benefits and environmental costs not expected to be paid.

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands, including share data)

	January 31,	February 1,
	2010	2009
Assets
Current assets
Cash and cash equivalents	$37,995	$11,804
Accounts receivable, less allowance for doubtful accounts of $1,938 and $2,207 on each date	25,894	30,261
Inventories	36,176	60,248
Prepaid expenses and other current assets	3,468	4,736
Total current assets	103,533	107,049
Property, plant and equipment, net	22,747	24,596
Intangible assets	3,468	4,805
Cash surrender value of life insurance policies	14,810	13,513
Other assets	4,541	3,504
Total assets	$149,099	$153,467

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$10,425	$8,392
Accrued salaries, wages and benefits	2,184	2,218
Other accrued expenses	1,953	2,279
Accrued dividends	1,077	--
Current maturities of long-term debt	--	2,899
Total current liabilities	15,639	15,788
Long-term debt, excluding current maturities	--	2,319
Deferred compensation	5,868	5,606
Other long-term liabilities	--	44
Total liabilities	21,507	23,757

Shareholders' equity
Common stock, no par value, 20,000 shares authorized, 10,775 and 10,772 shares issued and outstanding on each date, respectively.	17,076	16,995
Retained earnings	110,073	112,450
Accumulated other comprehensive income	443	265
Total shareholders' equity	127,592	129,710
Total liabilities and shareholders' equity	$149,099	$153,467

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fifty-two weeks ended
	January 31	February 1,
	2010	2009
Cash flows from operating activities
Cash received from customers	$207,819	$269,483
Cash paid to suppliers and employees	(168,666)	(258,701)
Income taxes paid, net	(1,401)	(7,219)
Interest (paid) received, net	(327)	167
Net cash provided by operating activities	37,425	3,730

Cash flows from investing activities
Purchase of property, plant and equipment	(1,678)	(2,271)
Proceeds received on notes issued for the sale of property	30	--
Proceeds from the sale of property and equipment	337	28
Additional payments related to the acquisition of Opus Designs	--	(181)
Premiums paid on life insurance policies	(1,383)	(1,328)
Proceeds received on life insurance policies	987	--
Net cash used in investing activities	(1,707)	(3,752)

Cash flows from financing activities
Proceeds from short-term borrowing	4,859	--
Payments on short-term borrowing	(4,859)	--
Payments on long-term debt	(5,218)	(2,694)
Purchases and retirement of common stock	--	(14,097)
Cash dividends paid	(4,309)	(4,459)
Net cash used in financing activities	(9,527)	(21,250)

Net Increase (decrease) in cash and cash equivalents	26,191	(21,272)
Cash and cash equivalents at beginning of period	11,804	33,076
Cash and cash equivalents at end of period	$37,995	$11,804

Reconciliation of net income to net cash provided by operating activities:
Net income	$3,008	$6,910
Depreciation and amortization	3,125	2,912
Non-cash restricted stock awards	81	74
Asset impairment charge	1,274	4,914
Restructuring (credit)	--	(951)
Loss on disposal of property	133	154
Provision for doubtful accounts	1,361	2,245
Loss on Life Insurance Policies	--	95
Deferred income taxes	239	(2,005)
Changes in assets and liabilities, net of effect from acquisition:
Accounts receivable	3,007	5,767
Inventories	24,072	(9,629)
Prepaid expenses and other assets	(1,054)	(730)
Trade accounts payable	2,033	(4,633)
Accrued salaries, wages and benefits	(34)	(669)
Accrued income taxes	253	(1,274)
Other accrued expenses	(579)	79
Deferred compensation	321	--
Other long-term liabilities	185	471
Net cash provided by operating activities	$37,425	$3,730
CONTACT: Hooker Furniture
         Paul B. Toms Jr., Chairman, Chief Executive Officer and President
           (276) 632-2133
         E. Larry Ryder, Executive Vice President & Chief Financial Officer
           (276) 632-2133
         Kim D. Shaver, Vice President, Marketing Communications
           (336) 454-7088